Exhibit 2.3

Execution

ASSIGNMENT AND ASSUMPTION OF RIGHTS UNDER

AND JOINDER TO STOCK PURCHASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF RIGHTS UNDER AND JOINDER TO STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 15, 2015, by and among DAVID GREN (“Gren”) and MINOR VALLE (“Valle”) (each of Gren and Valle individually is referred to sometimes as “Assignor” and together as the “Assignors”), on the one hand, and RIO ASSET HOLDINGS, LLC and RIO ASSET HOLDCO, LLC (together, the “Assignees”), on the other hand.

RECITALS

A.     Assignors, HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Hampshire”), HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (together with Hampshire, the “Sellers”), and Rio Garment, S.A., a Sociedad Anónima formed under the laws of Honduras (“Rio”), are parties to that certain Stock Purchase Agreement, dated as of April 10, 2015 (as amended, the “Stock Purchase Agreement”), pursuant to which the Assignors have agreed to purchase all of the issued and outstanding capital stock of Rio from the Sellers subject to the terms and conditions therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

B.     Section 10.6 of the Stock Purchase Agreement provides that the Stock Purchase Agreement may not be assigned by Assignors without the prior written consent of the Sellers.

AGREEMENT

NOW, THEREFORE, in consideration of the facts set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.     Assignment and Assumption of Rights Under Stock Purchase Agreement. Assignors hereby assign and transfer to Assignees, and Assignee hereby agrees to assume all of Assignors’ rights, obligations, remedies, privileges, and claims under the Stock Purchase Agreement (the “Assignment”).

2.     Joinder. Upon the execution and delivery of this Agreement, the Assignees hereby agree to join and become a party to the Stock Purchase Agreement as a “Buyer” thereunder. The Assignees shall be jointly and severally liable for the obligations of the Buyers pursuant to or relating to the Stock Purchase Agreement. The Assignees agree to execute and deliver a Guaranty, as required of the Buyers, pursuant to the Stock Purchase Agreement.

3.     Continuing Liability.

(a)     Notwithstanding anything herein, Gren shall remain a party to the Stock Purchase Agreement and shall remain jointly and severally liable for the obligations of the Buyers under the Stock Purchase Agreement, including without limitation, the obligations under the Guaranty to be delivered pursuant to the Stock Purchase Agreement and the indemnification obligations under the Stock Purchase Agreement. This Agreement shall not limit or otherwise diminish Gren’s obligations under the Stock Purchase Agreement, nor shall it limit or otherwise diminish the rights of the Sellers (vis a vis Gren or otherwise) under the Stock Purchase Agreement.

(b)     It is contemplated that contemporaneously with the execution and delivery of this Agreement, the parties hereto will execute and deliver a mutual release agreement in a form satisfactory to such parties (the “Mutual Release Agreement”). Among other things, the effect of the execution and delivery of the Mutual Release Agreement will be to terminate all of Valle’s rights and release all of Valle’s obligations under the Stock Purchase Agreement.

4.     Gren’s Pledge of Hampshire Stock. As further consideration for the transactions contemplated hereby, and as a condition to the effectiveness of the consent granted in Section 5 below, Gren shall, contemporaneously with the execution and delivery of this Agreement, execute and deliver a pledge agreement in a form satisfactory to the Sellers (the “Pledge Agreement”), pledging the Hampshire stock owned by Gren as further collateral for Gren’s obligations under the Guaranty to be issued by Gren pursuant to the Stock Purchase Agreement.

5.     Consent of Sellers and Rio. Subject to the terms herein, Sellers and Rio hereby consent to the Assignment.

6.     Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

7.     Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the substantive Laws (without giving effect to principals of conflicts of Law) of the State of New York, applicable to agreements made and to be performed solely therein.

8.     Parties in Interest. This Agreement shall bind, benefit and be enforceable by each Assignor and each Assignee and their respective representatives, successors, permitted assigns, heirs, executors, and administrators.

9.     Entire Agreement. This Agreement constitutes the final and entire agreement with respect to the assignment of rights and obligations under the Stock Purchase Agreement from the Assignors to the Assignees and joinder to the Stock Purchase Agreement by the Assignees. This Agreement shall not be amended or modified except in a written document signed by all parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

Assignors

/s/ David Gren
David Gren

/s/ Minor Valle
Minor Valle

Assignees

RIO ASSET HOLDINGS, LLC		RIO ASSET HOLDCO, LLC

By:	/s/ David Gren	By:	/s/ David Gren
Name:	David Gren	Name:	David Gren
Title:	President	Title:	President

Approved and Agreed by:

Sellers

HAMPSHIRE GROUP, LIMITED		HAMPSHIRE INTERNATIONAL, LLC

By:	/s/ Paul M. Buxbaum	By:	/s/ Paul M. Buxbaum
	Paul M. Buxbaum		Paul M. Buxbaum
	Chief Executive Officer		Chief Executive Officer

Rio

RIO GARMENT, S.A.

By:	/s/ David Gren
David Gren
President

[Signature Page to Assignment and Assumption of Rights Under

and Joinder to Stock Purchase Agreement]

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